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                                                                    Exhibit 99.1


[SUREBEAM Corporation Letterhead]


October 22, 2003

The Titan Corporation
3033 Science Park Road
San Diego, California 92121-1199

Re: Consent to Equity Transaction

To Whom It May Concern:

         As we discussed, SureBeam Corporation (the "Company") intends to enter into a definitive purchase agreement with respect to the private placement sale by the Company of approximately 1,000 shares of Series A Convertible Preferred Stock of the Company (the "Preferred Stock"), at $7,500 per share, to investors. The Preferred Stock will be convertible into shares of the Company's Class A Common Stock, at a conversion price equal of $0.95 per share of Common Stock, or an aggregate of approximately 7,500,000 shares. As part of the transaction, the Company will also issue warrants to the same investors to purchase an aggregate of approximately 3,750,000 shares of the Company's Class A Common Stock, at an exercise price of $1.00 (the sale of Preferred Stock and the issuance of the warrants to purchase Class A Common Stock are collectively referred to as the "Transaction").

         The Transaction will not, in any way, affect Titan's rights under the Senior Secured Credit Agreement between Titan and the Company dated August 2, 2002, including but not limited to, Titan's first priority security interest in the assets of the Company. Except as otherwise provided in this consent, Titan's consent to the Transaction does not waive any right or amend any term in other agreements between Titan and the Company, including but not limited to, the Tax Sharing and Disaffiliation Agreement (the "Tax Agreement").

         Following the closing of the Transaction, Titan retains the right to require the Company to provide to it a tax opinion or legal opinion from a firm with a national reputation acceptable to Titan, to the effect that the Transaction should not result in the imposition of any Restructuring Taxes (as such term is defined in the Tax Agreement).

                             Respectfully,


                             /s/ David Rane
                             --------------------------------------------------
                             David Rane, Executive Vice President and Chief Financial Officer of SureBeam Corporation

Consent granted as of October __, 2003 by The Titan Corporation.

                             The Titan Corporation

                             By:    /s/ Mark Sopp
                                 ----------------------------------------------
                                 Its: Senior Vice President and Chief Financial Officer